Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

KELLOGG COMPANY

AND

WK KELLOGG CO

DATED AS OF _________, 2023

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.01	Definitions	1
ARTICLE II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES
Section 2.01	General Principles	9
Section 2.02	Comparable Benefit Plans	11
Section 2.03	Adoption and Transfer and Assumption of Benefit Plans	12

ARTICLE III
ASSIGNMENT OF EMPLOYEES

Section 3.01	Active Employees	13
Section 3.02	Individual Agreements	14
Section 3.03	WKKC Delayed Transfer Employees	15
Section 3.04	Consultation with Labor Representatives; Labor Agreements	16
Section 3.05	No Hire and Non-Solicitation	16

ARTICLE IV
EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01	Generally	17
Section 4.02	Equity Incentive Awards	17
Section 4.03	Employee Stock Purchase Plans	22
Section 4.04	Non-Equity Incentive Plans	22
Section 4.05	Director Compensation	23

ARTICLE V
U.S. RETIREMENT PLANS

Section 5.01	Kellanova Defined Benefit Plan	24
Section 5.02	Kellanova Nonqualified Defined Benefit Plans	24
Section 5.03	WKKC Defined Contribution Retirement Plans	24
Section 5.04	No Distributions	25

ARTICLE VI
NONQUALIFIED DEFERRED COMPENSATION PLANS

ARTICLE VII
OTHER BENEFIT PLANS

Schedule A
Schedule B
Schedule 2.03(b)
Schedule 4.02(d)
Schedule 6(b)

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of _______ ___, 2023 (this “Agreement”), is by and between Kellogg Company, a Delaware corporation (“Kellanova”), and WK Kellogg Co, a Delaware corporation (“WKKC”).

R E C I T A L S:

WHEREAS, the board of directors of Kellanova (the “Kellanova Board”) has determined that it is in the best interests of Kellanova and its shareholders to create a new publicly traded company that shall operate the WKKC Business;

WHEREAS, in furtherance of the foregoing, the Kellanova Board has determined that it is appropriate and desirable to separate the WKKC Business from the Kellanova Business (the “Internal Reorganization”) and, following the Internal Reorganization, make a distribution to holders of Kellanova Shares on the Record Date of all of the outstanding WKKC Shares owned by Kellanova (the “Distribution”);

WHEREAS, prior to the Internal Reorganization and Distribution, Kellanova and WKKC intend to become substantially more operationally independent on July 30, 2023 (the “CIC Date”), except that operations in respect of Canada-based employees will become operationally independent at the time of the Distribution;

WHEREAS, in order to effectuate the Internal Reorganization and Distribution, Kellanova and WKKC have entered into a Separation and Distribution Agreement, dated as of _______ ___, 2023 (the “Separation Agreement”);

WHEREAS, in addition to the matters addressed by the Separation Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation Agreement and the other Ancillary Agreements represent the integrated agreement of Kellanova and WKKC relating to the Internal Reorganization and Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement.

“2023 PSU” shall have the meaning set forth in Section 4.02(f).

“2023 RSU” shall have the meaning set forth in Section 4.02(c).

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 9.08.

“Applicable Exchange” shall mean the securities exchange as may at the applicable time be the principal market for Kellanova Shares or WKKC Shares, as applicable.

“Assets” shall have the meaning set forth in the Separation Agreement.

“Automatically Assigned Individual Agreement” shall have the meaning set forth in Section 3.02.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature to any Employee or Former Employee, or to any family member, dependent, or beneficiary of any such Employee or Former Employee, including, but not limited to, cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, welfare plans, stock options, stock purchase plans, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, retention, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, paid time off, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs, policies or individual agreements.

“Canadian Defined Benefit Plans” shall mean, collectively, all Benefit Plans that provide for defined benefit retirement benefits to Employees and Former Employees primarily located in Canada, including the defined benefit portion of any hybrid plan or plan design.

“CIC Date” shall have the meaning set forth in the Recitals.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commissions” shall have the meaning set forth in Section 4.04(a)(ii).

“Continuation Period” shall have the meaning set forth in Section 2.02.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Kellanova Board in its sole and absolute discretion.

“Earned Kellanova PSU” shall have the meaning set forth in Section 4.02(f)(i).

“Earned WKKC PSU” shall have the meaning set forth in Section 4.02(f)(ii).

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“Employee” shall mean each person who is an employee of Kellanova or any of its direct or indirect subsidiaries as of immediately prior to the Effective Time.

“Employment Tax” shall mean all fees, Taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation of an employee or other service provider.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Benefits” shall have the meaning set forth in Section 2.02.

“Former Employee” shall mean each person who was employed by Kellanova or any of its direct or indirect subsidiaries at any time before the Effective Time, but who is no longer so employed as of immediately prior to the Effective Time. For the avoidance of doubt, any person whose employment with Kellanova or any of its direct or indirect subsidiaries was terminated prior to the Effective Time but is still receiving severance payments or benefits will still be deemed a Former Employee under this Agreement.

“Former Grain Millers Employee” shall mean each individual listed on Schedule A hereto, which shall include any Former Employee who is or has been a member of the Bakery, Confectionery, Tobacco Workers and Grain Millers Union Local Nos.3G, 50G, 252G, 372G and 401G with respect to such former employment with the Kellanova Group.

“Group” shall mean either the WKKC Group or the Kellanova Group, as the context requires.

“Individual Agreement” shall mean any individual (a) employment contract or offer letter or demotion letter or related arrangement, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of Taxes and living standards in the host country), or (d) other agreement, including, but not limited to, any arbitration agreement or agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions), in each case, between a member of the Kellanova Group and a WKKC Group Employee, as in effect immediately prior to the Effective Time. For the avoidance of doubt, “Individual Agreement” shall not include any Labor Agreement.

“Internal Reorganization” shall have the meaning set forth in the Recitals.

“Kellanova” shall have the meaning set forth in the Preamble.

“Kellanova 401(k) Plan” shall mean the Kellogg Company Savings and Investment Plan.

“Kellanova AIP” shall mean the Kellogg Company Annual Incentive Plan, as may be in effect for each plan year.

“Kellanova Award” shall mean each Kellanova Option Award, Kellanova RSU Award, Kellanova Retention RSU Award, Kellanova Special RSU Award and Kellanova PSU Award, collectively.

“Kellanova Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Kellanova or any of its Subsidiaries immediately prior to the Effective Time, but excluding any WKKC Benefit Plan.

“Kellanova Board” shall have the meaning set forth in the Recitals.

“Kellanova Canada SERP” shall mean the Savings and Investment Plan for Employees of Kellogg Canada Inc. and the The Kellogg Canada Inc. Notional Supplemental Retirement Income Plan.

“Kellanova Cash Incentive Plan” shall mean, collectively, the Kellanova AIP and the Kellanova Sales Incentive Plans.

“Kellanova Compensation Committee” shall mean the Compensation and Talent Management Committee of the Kellanova Board.

“Kellanova Deferred Compensation Plans” shall mean, collectively, the Kellanova SERP, the Kellanova Canada SERP and the Kellanova Non-Employee Directors DCP.

“Kellanova Defined Benefit Plans” shall mean the Kellogg Company Pension Plan and any qualified plan into which the assets and liabilities for Employees and Former Employees at the Muncy, Pennsylvania location have been transferred.

“Kellanova ESPP” shall mean the Amended and Restated Kellogg Company 2002 Employee Stock Purchase Plan, effective July 1, 2020.

“Kellanova Group” shall mean Kellanova and its subsidiaries, excluding the WKKC Group.

“Kellanova Group Employee” shall mean each Employee and Former Employee who, in each case, is not a WKKC Group Employee.

“Kellanova Liabilities” shall have the meaning set forth in Section 2.01(b).

“Kellanova LTIP” shall mean the Kellogg Company 2013 Long-Term Incentive Plan, Kellogg Company 2017 Long-Term Incentive Plan and the Kellogg Company 2022 Long-Term Incentive Plan, collectively.

“Kellanova Non-Employee Director” means an individual who serves or served as a non-employee director of the Kellanova Board.

“Kellanova Non-Employee Directors DCP” shall mean the Kellogg Company Deferred Compensation Plan for Non-Employee Directors, as amended and restated.

“Kellanova Nonqualified Defined Benefit Plans” shall mean the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004, collectively.

“Kellanova Option Award” shall mean an award of an option (excluding, for the avoidance of doubt, any right to purchase Kellanova Shares pursuant to the Kellanova ESPP) to purchase a Kellanova Share at a per-share exercise price designated in the applicable award agreement, terms and conditions document, compensation statement or other similar document, as applicable.

“Kellanova PSU Award” shall mean an award of performance-based restricted stock units granted pursuant to a Kellanova LTIP that is outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, any outstanding Executive Performance Plan awards granted under a Kellanova LTIP).

“Kellanova Ratio” shall mean _______.

“Kellanova RSU Award” shall mean an award of time-based restricted stock units granted pursuant to a Kellanova LTIP (including each Kellanova Special RSU Award, but excluding each Retention RSU Award), in each case, that is outstanding as of immediately prior to the Effective Time.

“Kellanova Sales Incentive Plans” shall mean, collectively, all commission and other similar sale-based bonus plans and programs maintained by Kellanova.

“Kellanova SERP” shall mean the Kellanova Supplemental Savings and Investment (Restoration Plan) as amended and restated effective January 1, 2005, for pre 2005 accruals and the Kellanova Supplemental Savings and Investment (Restoration Plan) as amended and restated effective January 1, 2020, for post-2004 accruals.

“Kellanova Shares” shall mean shares of common stock of Kellanova.

“Kellanova Special RSU Award” shall mean a one-time award of time-based restricted stock units granted outside of the ordinary course pursuant to a Kellanova LTIP that is not a Kellanova Retention RSU Award and is outstanding as of immediately prior to the Effective Time.

“Kellanova Welfare Plans” shall mean any Kellanova Benefit Plan which is a Welfare Plan.

“Labor Agreement” shall have the meaning set forth in Section 2.01.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Liability Retention Date” shall have the meaning set forth in Article VI(a).

“Measurement Date” shall have the meaning set forth in Section 2.02.

“Parties” shall mean the parties to this Agreement.

“Post-Separation Employer” shall have the meaning set forth in Section 4.02(a).

“Post-Separation Kellanova Awards” shall mean the Kellanova Option Awards, Kellanova RSU Awards, Kellanova Special RSU Awards and Kellanova PSU Awards, collectively, that are adjusted and continued by Kellanova in accordance with Section 4.02.

“Post-Separation Kellanova Stock Value” shall mean _______.

“Pre-2023 PSU” shall have the meaning set forth in Section 4.02(e).

“Pre-2023 RSU” shall have the meaning set forth in Section 4.02(b).

“Pre-Distribution Earned Amounts” shall have the meaning set forth in Section 4.04(a)(i).

“Pre-Separation Kellanova Stock Value” shall mean _______.

“Remaining 2023 Performance Period” shall have the meaning set forth in Section 4.04(a)(i).

“Requesting Party” shall have the meaning set forth in Section 9.05.

“Restricted Employee” shall have the meaning set forth in Section 3.05(a).

“Retention Agreement” shall mean a Retention Agreement and General Release, by and between Kellanova or its affiliates and an Employee or a Former Employee, that were granted in connection with the spin-off.

“Retention Bonus” shall mean the cash portion(s) of any retention award granted pursuant to a Retention Agreement.

Retention RSU Award” shall mean an award of time-based restricted stock units granted in connection with the spin-off pursuant to a Retention Agreement.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Transfer Rejection Employee” shall mean each Employee or Former Employee who, despite the Kellanova Group and the WKKC Group allocating such individual to the WKKC Group and attempting to transfer such individual from the Kellanova Group to the WKKC Group in accordance with Section 3.01, does not transfer to WKKC Group solely due to such individual rejecting a transfer to the WKKC Group for any reason. For the avoidance of doubt, each Transfer Rejection Employee is deemed a WKKC Group Employee for purposes of this Agreement.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, or flexible spending accounts.

“WKKC” shall have the meaning set forth in the Preamble.

“WKKC 2023 Annual Bonuses” shall have the meaning set forth in Section 4.04(a)(i).

“WKKC AIP” shall mean the annual incentive plan to be adopted by WKKC in accordance with Section 2.03(a) and Article IV.

“WKKC Awards” shall mean WKKC RSU Awards and WKKC PSU Awards, collectively, that are assumed by WKKC in accordance with Section 4.02.

“WKKC Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the WKKC Group as of or after the Effective Time, including any Benefit Plans assumed, retained or adopted by WKKC pursuant to Section 2.03(a) and Section 2.03(b).

“WKKC Board” shall mean the board of directors of WKKC.

“WKKC Canada Defined Contribution Plans” shall have the meaning set forth in Section 5.03(a).

“WKKC Canada SERP” shall mean the WKKC Salaried Plan Notional DC SERP for Canada, to be adopted by WKKC in accordance with Section 2.03(a) and Article VI.

“WKKC Cash Incentive Plans” shall mean, collectively, the WKKC AIP and the WKKC Sales Incentive Plans.

“WKKC Compensation Committee” shall mean the Compensation and Talent Management Committee or a similar committee of the WKKC Board.

“WKKC Deferred Compensation Plans” shall mean, collectively, the WKKC SERP and the WKKC Canada SERP, to be adopted by WKKC as of the Effective Time pursuant to Section 2.03(a) and Article VI.

“WKKC Delayed Transfer Employee” shall have the meaning set forth in Section 3.03.

“WKKC ESPP” shall mean an employee stock purchase plan that shall be adopted by WKKC in accordance with Section 4.03.

“WKKC ESPP Participant” shall have the meaning set forth in Section 4.03(a).

“WKKC Group” shall mean WKKC and its direct and indirect subsidiaries.

“WKKC Group Employee” shall mean each (i) Employee who has been, or Former Employee who was, allocated to the WKKC Group on or before the Effective Time (including each WKKC Delayed Transfer Employee, Transfer Rejection Employee, Former Grain Millers Employee and Employee based in Canada who is allocated to the WKKC Group by the Effective Time), or (ii) Employee or Former Employee who is set forth on Schedule B hereto. Kellanova Group may update Schedule B from time to time (including after the Effective Time) to include Employees and/or Former Employees whom Kellanova and WKKC mutually believe in good faith would have been allocated to WKKC Group based upon such Employee’s or Former Employee’s, as applicable, services before the Effective Time, including any such individual who was an hourly or salaried “intact” Employee, or who worked at the ready-to-eat cereal plants, and taking into account the handling of Employees and Former Employees under this Agreement.

“WKKC Group Liabilities” shall have the meaning set forth in Section 2.01(a).

“WKKC LTIP” shall mean the WKKC 2023 Long-Term Incentive Plan, as established by WKKC as of the Effective Time pursuant to Section 2.03(a) and Section 4.01.

“WKKC Mirrored Welfare Plans” shall have the meaning set forth in Section 7.01(a).

“WKKC Mirrored Welfare Plans Effective Date” shall have the meaning set forth in Section 7.01(a).

“WKKC PSU Award” shall mean an award of performance-based restricted stock units, assumed by WKKC under the WKKC LTIP in accordance with Section 4.02.

“WKKC PTO Policies” shall mean the policies established by WKKC that provides paid time off and vacation benefits.

“WKKC Ratio” shall mean _______.

“WKKC RSU Award” shall mean an award of time-based restricted stock units assumed by WKKC under the WKKC LTIP in accordance with Section 4.02.

“WKKC Sales Incentive Plans” shall mean, collectively, the commission or other similar sale-based bonus plans or programs established by WKKC in accordance with Section 2.03(a) and Article IX.

“WKKC Savings & Investment Plan” shall have the meaning set forth in Section 5.03(a).

“WKKC SERP” shall mean the WK Kellogg Co Supplemental Savings and Investment Plan (Restoration Plan), to be established by WKKC in accordance with Section 2.03(a) and Article VI.

“WKKC Severance Plan” shall mean the plan established by WKKC that provides severance benefits.

“WKKC Shares” shall mean shares of common stock of WKKC.

“WKKC Stock Value” shall mean _______.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01 General Principles. All provisions herein shall be subject to the requirements of all applicable Laws and any collective bargaining, works council or similar agreements or arrangements with any labor union, works council or other labor representative to which Kellanova or WKKC is party or otherwise bound (each, a “Labor Agreement”). Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Employees or Former Employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law. To the extent permitted by applicable law and as set forth in Article VIII, the provisions of this Agreement shall apply in respect of all jurisdictions.

(a) Acceptance and Assumption of WKKC Liabilities. Except as otherwise expressly provided by this Agreement, subject to the occurrence of the Effective Time, WKKC shall, or shall cause another member of the WKKC Group to, accept, assume and agree faithfully to perform, discharge and fulfill, and indemnify the Kellanova Group against, all WKKC Group Liabilities. For purposes of this Agreement, “WKKC Group Liabilities” means, collectively, except as otherwise expressly provided by this Agreement, all Liabilities (regardless of when any such Liability arose, accrued or is asserted) related to (I) any WKKC Group Employee, (II) any WKKC Benefit Plan, and (III) any Liability specifically transferred to or assumed by the WKKC Group under this Agreement, which includes, but is not limited to, the following Liabilities:

(i) any and all wages, salaries, incentive compensation, commissions, bonuses (including Retention Bonuses) and any other employee compensation or benefits payable to or on behalf of any WKKC Group Employees, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses (including Retention Bonuses) or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a WKKC Benefit Plan, including any Liabilities related to (A) Benefit Plans relating to WKKC Group Employees located in Mexico and (B) WKKC Awards assumed by WKKC pursuant to Section 4.02;

(iii) any and all Liabilities arising out of, relating to or resulting from the employment, engagement or service, or termination of employment, engagement or service of all WKKC Group Employees, and applicants, candidates or current or former individuals in the position of employees, directors, officers, agents, independent contractors, consultants or other service providers of any member of the WKKC Group (including all such Liabilities relating to claims made by such individuals), excluding, for the avoidance of doubt, all Kellanova Group Employees;

(iv) any and all Liabilities arising out of or relating to the provision of post-retirement or post-termination welfare benefits for (A) WKKC Group Employees covered by a Labor Agreement in the United States; (B) WKKC Group Employees who are salaried or non-union hourly employees located in the United States; (C) WKKC Group Employees located in Belleville, Canada; and (D) WKKC Group Employees who are a salaried or non-union hourly employees located in Canada; and

(v) any and all Liabilities assumed or retained by any member of the WKKC Group pursuant to the Separation Agreement.

(b) Acceptance and Assumption of Kellanova Liabilities. Except as otherwise expressly provided by this Agreement, subject to the occurrence of the Effective Time, Kellanova shall, or shall cause a member of the Kellanova Group to, accept, assume and agree faithfully to perform, discharge and fulfill, and indemnify the WKKC Group against, all of the Kellanova Liabilities. For purposes of this Agreement, “Kellanova Liabilities” means, collectively, except as otherwise expressly provided by this Agreement, all Liabilities (regardless of when any such Liability arose, accrued or is asserted) relating to (I) any Kellanova Group Employee, (II) any Kellanova Benefit Plan, and (III) any liability specifically transferred to or assumed by the Kellanova Group under this Agreement, which includes, but is not limited to:

(i) any and all wages, salaries, incentive compensation, commissions, bonuses (including Retention Bonuses) and any other employee compensation or benefits payable to or on behalf of any Kellanova Group Employees, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses (including Retention Bonuses) or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a Kellanova Benefit Plan, including with respect to self-funded health and welfare claims of WKKC Group Employees incurred prior to the WKKC Mirrored Welfare Plans Effective Date, as applicable, subject to the terms of the Separation Agreement;

(iii) any and all Liabilities arising out of or relating to the provision of post-retirement or post-termination welfare benefits for all Kellanova Group Employees;

(iv) any and all Liabilities whatsoever with respect to Canadian Defined Benefit Plans;

(v) any and all Liabilities arising out of, relating to or resulting from the employment, engagement or service, or termination of employment, engagement or service of all Kellanova Group Employees, and applicants, candidates or current or former employees, directors, officers, agents, independent contractors, consultants or other service providers of any member of the Kellanova Group (including all such Liabilities relating to claims made by such individuals), excluding, for the avoidance of doubt, any WKKC Group Employees; and

(vi) any and all Liabilities expressly assumed or retained by any member of the Kellanova Group pursuant to the Separation Agreement.

(c) Ordering of Liabilities. To the extent there is any conflict in the terms of this Agreement and the Separation Agreement, the following terms shall control in the following order: first, any terms provided in the Separation Agreement that expressly assign Liabilities, then, any terms provided in this Agreement that expressly assign Liabilities, and then, any general provision set forth in this Agreement or the Separation Agreement.

(d) Unaddressed Assets and Liabilities. Nothing in this Agreement shall require a transfer of Assets or Liabilities with respect to a Benefit Plan or otherwise with respect to any Kellanova Group Employees or the WKKC Group Employees, in each case, except as specifically set forth herein or as otherwise required by applicable Law. To the extent that this Agreement does not address particular Assets or Liabilities under any Benefit Plan or with respect to any Kellanova Group Employees or the WKKC Group Employees, and Kellanova later determines that they should be allocated in connection with the Distribution, Kellanova shall decide in good faith on the allocation, taking into account the handling of comparable Assets and Liabilities under this Agreement.

Section 2.02 Comparable Benefit Plans. For at least 12 months following the Effective Time (or, if sooner, when employment terminates) (the “Continuation Period”), WKKC shall, unless agreed otherwise with the WKKC Group Employee, provide, or cause to be provided, to each WKKC Group Employee who is not covered by a Labor Agreement and who is employed during the Continuation Period by the WKKC Group in the same role that such WKKC Group Employee was in immediately prior to the Effective Time: (i) base salary or wage rate that is no less than the base salary or wage rate provided to such WKKC Group Employee immediately prior to the Effective Time or, if applicable, that goes into effect as of the Effective Time (as applicable, the “Measurement Date”); (ii) target annual or short-term cash incentive opportunities (excluding any retention awards or arrangements) that are comparable to those provided to such WKKC Group Employee as of the Measurement Date; (iii) employee benefits (excluding equity and equity-based compensation, long-term incentives, retention awards, severance (which is addressed below), defined benefit pension benefits and retiree medical (collectively, the “Excluded Benefits”)) that are comparable in the aggregate to the employee benefits (other than the Excluded Benefits) provided to such WKKC Group Employee immediately prior to the Effective Time (taking into account any compensation-related changes in respect of such WKKC Group Employee that go into effect as of the Effective Time); (iv) long-term equity-based award opportunities (excluding any retention awards or arrangements) that are no less favorable than those provided to such WKKC Group Employee as of the Measurement Date; and (v) to the extent that any such WKKC Group Employee is involuntarily terminated during the Continuation Period, severance benefits that are comparable to those that would have been provided to such WKKC Group Employee had such termination occurred immediately prior to the Effective Time (taking into account any compensation-related changes in respect of such WKKC Group Employee that go into effect as of the Effective Time). For the avoidance of doubt, the foregoing obligations shall not apply to the extent that any WKKC Group Employee is no longer in the same role during the Continuation Period and nothing herein shall require WKKC Group to continue to employee any WKKC Group Employee in the same role.

Section 2.03 Adoption and Transfer and Assumption of Benefit Plans.

(a) Adoption by WKKC of Benefit Plans. As of no later than the Effective Time (or such other time as is set forth herein), WKKC shall, or shall cause the members of the WKKC Group to, adopt Benefit Plans (and related trusts, to the extent applicable), as contemplated and in accordance with the terms of this Agreement, which Benefit Plans are generally intended to contain terms substantially similar to those of the corresponding Kellanova Benefit Plans as in effect immediately prior to the Effective Time.

(b) Retention by WKKC of WKKC Benefit Plans. From and after the Effective Time, WKKC shall assume and/or retain all the WKKC Benefits Plans, including all related Liabilities and Assets, and any related trusts and other funding vehicles and insurance contracts of any of such plans other than as specifically provided in this Agreement; provided, however, that WKKC may make such changes, modifications or amendments to the WKKC Benefit Plans as may be required by applicable Law or to reflect the Separation Agreement. The material WKKC Benefit Plans are set forth on Schedule 2.03(b).

(c) Plans Not Required to Be Adopted. With respect to any Benefit Plan not specifically addressed in this Agreement, including with respect to any WKKC Group Employees outside of the U.S., Kellanova shall decide in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement and, WKKC shall remain obligated to pay or provide any previously accrued or incurred benefits to the WKKC Group Employees in respect of any such plan consistent with Section 2.01(a) of this Agreement.

(d) Information and Operation. Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by a WKKC Group Employee or Kellanova Group Employee, as applicable, that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections, including any beneficiary designations. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(e) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Kellanova Group or member of the WKKC Group on the part of any WKKC Group Employee or Kellanova Group Employee, as applicable.

(f) Beneficiaries. References to WKKC Group Employees and Kellanova Group Employees shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01 Active Employees.

(a) Assignment and Transfer of Employees. Effective no later than the Effective Time, and except as otherwise agreed by the Parties, (i) the applicable member of the Kellanova Group shall have taken such actions as are necessary to ensure that each individual who is intended to be a WKKC Group Employee as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Kellanova Human Resources department or otherwise taken in accordance with applicable Law) is employed by a member of the WKKC Group as of immediately after the Effective Time and (ii) the applicable member of the Kellanova Group shall have taken such actions as are necessary to ensure that each individual who is intended to be a Kellanova Group Employee as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Kellanova Human Resources department or otherwise taken in accordance with applicable Law) is employed by a member of the Kellanova Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) Employees with Work Visas or Permits; License to Do Business. Notwithstanding anything to the contrary in this Section 3.01, any WKKC Group Employee who, immediately prior to the Effective Time, is employed pursuant to a work or training visa or permit that authorizes employment only by a member of the Kellanova Group shall remain employed by such member of the Kellanova Group following the Effective Time until the visa or permit is amended or a new visa or permit is granted to authorize employment by a member of the WKKC Group. Any such WKKC Group Employee shall be treated as a WKKC Delayed Transfer Employee for purposes of this Agreement. As of the Effective Time, the applicable member of the Kellanova Group shall cease to serve and the WKKC Group shall commence to serve as the sponsoring and petitioning employer for U.S. immigration Law purposes with respect to such WKKC Delayed Transfer Employees. The WKKC Group shall assume all immigration-related obligations and Liabilities that have arisen or will hereafter arise in connection with the submission of petitions, applications or other filings to certain U.S. government authorities within the U.S. Department of Homeland Security (U.S. Citizenship and Immigration Services, Immigration and Customs Enforcement, and Customs and Border Protection), the U.S. Department of Labor or the U.S. Department of State (including any U.S. embassy or consular post) requesting the grant of employment-based nonimmigrant and immigrant visa benefits on behalf of such WKKC Delayed Transfer Employees. The Parties intend that the WKKC Group (by agreeing to employ the WKKC Group Employees and agreeing, as a sponsoring employer, to assume the immigration-related obligations and Liabilities described above) shall be considered the successor in interest to the applicable member of the Kellanova Group for U.S. immigration Law.

(c) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Kellanova Group or any member of the WKKC Group to (i) continue the employment of any Kellanova Group Employee or WKKC Group Employee, as applicable, for any period or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Kellanova Group Employee or WKKC Group Employee, as applicable, is an “at-will” employee under applicable Law. Except as provided in this Agreement, this Agreement shall not limit the ability of the Kellanova Group or the WKKC Group to change the position, compensation or benefits of any Kellanova Group Employee or WKKC Group Employee, as applicable, for performance-related, business or any other reasons.

(d) Severance. The Parties acknowledge and agree that the Internal Reorganization, the Distribution and the assignment, transfer or continuation of the employment of any Kellanova Group Employees or WKKC Group Employees, as applicable, as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment or other triggering event pursuant to any Benefit Plan, practice or policy of the Kellanova Group or the WKKC Group entitling any Kellanova Group Employee or WKKC Group Employee, as applicable, to severance payments or benefits, except as otherwise required by applicable Laws.

(e) Not a Change in Control. The Parties acknowledge and agree that neither the consummation of the Internal Reorganization, the Distribution nor any transaction contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Kellanova Group or member of the WKKC Group and except as provided in this Agreement or as otherwise required by applicable Law or Individual Agreement, no provision of this Agreement shall be construed to accelerate any vesting or create a right or entitlement to any compensation or benefits on the part of any Kellanova Group Employee or WKKC Group Employee.

(f) Payroll and Related Taxes. To the extent applicable, the Parties agree to follow the alternate procedure for U.S. Employment Tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, except as otherwise provided, Kellanova shall not have any Employment Tax reporting responsibilities, and WKKC shall have full Employment Tax reporting responsibilities for WKKC Group Employees in the United States on and after the Effective Time. For WKKC Group Employees outside of the United States, Employment Tax withholding and reporting shall occur as required under applicable Law.

Section 3.02 Individual Agreements. Kellanova hereby assigns, or causes the applicable member of the Kellanova Group to assign, to WKKC or the applicable member of the WKKC Group (as designated by WKKC), each Individual Agreement that is a Retention Agreement, employment contract, offer letter or demotion letter (or related arrangement) or standalone restrictive covenant agreement (collectively, the “Automatically Assigned Individual Agreement”), which assignment shall be effective as of the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the WKKC Group shall be considered to be a successor to each member of the Kellanova Group for purposes of, and a third-party beneficiary with respect to, such agreement, such that each member of the WKKC Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the WKKC Group; provided, further, that, except as provided otherwise in Section 3.05, Kellanova hereby waives, and in no event shall Kellanova be permitted to enforce, any Individual Agreement (including any agreement containing non-competition, non-solicitation, non-interference, non-disclosure or non-disparagement covenants) against a WKKC Group Employee for action taken in such individual’s capacity as a WKKC Group Employee or relating to work for WKKC as a WKKC Group Employee. The Kellanova Group and the WKKC Group shall mutually agree in good faith upon the treatment of any other Individual Agreements that are not Automatically Assigned Individual Agreements. Without limiting the foregoing, Kellanova and WKKC shall work together in good faith to cause WKKC Group to enter into new offer letters (or, for WKKC Group Employees located in Belleville, Canada, transfer letters) with WKKC Group Employees that are based in Canada no later than the Effective Time.

Section 3.03 WKKC Delayed Transfer Employees. In the case of a WKKC Group Employee who remains employed by a member of the Kellanova Group as of immediately prior to the Effective Time because his or her employment cannot commence with, or be transferred to, the WKKC Group or whose transfer of employment to the WKKC Group is otherwise delayed (each, a “WKKC Delayed Transfer Employee”), the Parties shall cooperate in good faith to cause such WKKC Delayed Transfer Employee to provide services to the WKKC Group while remaining employed by the Kellanova Group until such time as such WKKC Delayed Transfer Employee’s employment can be transferred to the WKKC Group or otherwise terminates with the Kellanova Group. In Kellanova’s discretion, Kellanova may elect to treat any WKKC Group Employee who is providing services pursuant to any applicable transition services agreement as a WKKC Delayed Transfer Employee should the circumstances regarding the provision of that WKKC Group Employee’s services and the termination and/or transition thereof so require. The Parties shall cooperate in good faith to cause each WKKC Delayed Transfer Employee to commence employment with a member of the WKKC Group as soon as reasonably practicable following the Effective Time as permitted by applicable Law in such a manner that, to the maximum extent practical, does not trigger the right of such WKKC Delayed Transfer Employee to redundancy, severance, termination or similar pay and is otherwise consistent with the terms and conditions of this Agreement and applicable Law or Labor Agreement. In respect of the WKKC Delayed Transfer Employees, unless otherwise specified, references to the “Distribution Date,” “Effective Time” or “CIC Date” shall be treated as references to the first date and time at which the applicable WKKC Delayed Transfer Employee’s employment commences with or transfers to a member of the WKKC Group. Notwithstanding the delayed transfer of a WKKC Delayed Transfer Employee, any Liability related to a WKKC Delayed Transfer Employee (including with respect to compensation and benefits paid by Kellanova) shall be considered a WKKC Liability; provided that, during such period, Kellanova will make such WKKC Delayed Transferred Employee available to provide services to the WKKC Group. Notwithstanding the foregoing, if any WKKC Delayed Transfer Employee provides services to the WKKC Group through a transition services agreement for which Kellanova Group is paid, compensation and benefit Liabilities accrued during such period will be a Kellanova Liability. For the avoidance of doubt, the provisions of this Section 3.03 shall not apply to any Transfer Rejection Employees, who shall not be considered WKKC Delayed Transfer Employees for purposes of this Agreement.

Section 3.04 Consultation with Labor Representatives; Labor Agreements. To the extent applicable, the Parties shall cooperate to notify, inform and/or consult with any labor union, works council or other labor representative regarding the Internal Reorganization and Distributions to the extent required by applicable Law or Labor Agreement. Prior to the Effective Time, (a) WKKC shall have taken, or caused another member of the WKKC Group to take, all actions that are necessary (if any) for WKKC or another member of the WKKC Group to (i) assume any Labor Agreements in effect with respect to WKKC Group Employees (excluding obligations thereunder with respect to any Kellanova Group Employees, to the extent applicable) and (ii) unless otherwise provided in this Agreement, assume and honor any obligations of the Kellanova Group under any Labor Agreements as such obligations relate to WKKC Group Employees, and (b) Kellanova shall have taken, or caused another member of the Kellanova Group to take, all actions that are necessary (if any) for Kellanova or another member of the Kellanova Group to (i) assume any Labor Agreements in effect with respect to Kellanova Group Employees (excluding obligations thereunder with respect to any WKKC Group Employees) and (ii) assume and honor any obligations of the WKKC Group under any Labor Agreements as such obligations relate to Kellanova Group Employees.

Section 3.05 No Hire and Non-Solicitation.

(a) Each Party agrees that it shall not, and shall cause each member in its Group not, to (i) for a period of twelve (12) months from the Effective Time, hire any individual who is a salaried employee of a member of the other Group, and (ii) for a period of twenty-four (24) months from the Effective Time, solicit for employment any individual who is an employee (whether salaried, hourly or otherwise) of a member of the other Group (each of the foregoing restricted employees described in clauses (i) and (ii) of this sentence, a “Restricted Employee”); provided that the foregoing restrictions shall not apply to: (1) any Restricted Employee whose prospective employment is agreed to in writing by both the Chief Human Resources Officer from WKKC Group and Kellanova Group; (2) the solicitation or hire of any Restricted Employee who applies and is hired through a general solicitation from WKKC Group or Kellanova Group, as applicable, that is not directly intended for such Restricted Employee, other than any hire of a salaried employee for a period of twelve (12) months from the Effective Time; or (3) any Restricted Employee set forth on Schedule 3.05(a).

(b) Remedies; Enforcement. Each Party acknowledges and agrees that (i) injury to the employing Party from any breach by the other Party of the obligations set forth in this Section 3.05 would be irreparable and impossible to measure and (ii) the remedies at Law for any breach or threatened breach of this Section 3.05, including monetary damages, would therefore be inadequate compensation for any loss and the employing Party shall have the right to specific performance and injunctive or other equitable relief in accordance with this Section 3.05, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 3.05 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 3.05 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 3.05 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.

ARTICLE IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01 Generally. Each Kellanova Award that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, effective immediately prior to the Effective Time, the Kellanova Compensation Committee may provide for different adjustments with respect to some or all Kellanova Awards to the extent that the Kellanova Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Kellanova Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Prior to the Effective Time, the WKKC LTIP shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02 and otherwise are substantially similar to those in effect, as of immediately prior to the Effective Time, under the corresponding Kellanova LTIP, other than any changes that are necessary and appropriate to reflect the Internal Reorganization and the Distribution and such other changes, modifications or amendments to the WKKC LTIP as may be required by applicable Law.

Section 4.02 Equity Incentive Awards.

(a) Option Awards. Each Kellanova Option Award, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall remain at Kellanova on the same terms and conditions (including, with respect to each unvested Kellanova Option Award, the applicable vesting terms) after the Effective Time as were applicable to such Kellanova Option Award immediately prior to the Effective Time; provided, however, that, from and after the Effective Time, (I) each unvested Kellanova Option Award shall continue to vest based on the holder’s continued service with the Kellanova Group or WKKC Group (as applicable, the “Post-Separation Employer”) through the applicable vesting date(s), (II) each Kellanova Option Award held by a WKKC Group Employee shall expire upon the earlier to occur of (x) the fifth (5th) anniversary of the date on which the Effective Time occurs and (y) the original expiration date of the Kellanova Option Award and (III):

(i) the number of Kellanova Shares underlying each Kellanova Option Award shall be equal to the product, rounded down to the nearest whole share, of (x) the number of Kellanova Shares underlying the Kellanova Option Award immediately prior to the Effective Time, multiplied by (y) the Kellanova Ratio; and

(ii) the per-share exercise price of each Kellanova Option Award shall be equal to the quotient, rounded up to the nearest cent, of (I) the per-share exercise price of the Kellanova Option Award immediately prior to the Effective Time, divided by (II) the Kellanova Ratio.

Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of Kellanova Shares underlying each Kellanova Option Award and the terms and conditions of exercise of such awards shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Pre-2023 RSU Awards. Each Kellanova RSU Award that was granted prior to June 21, 2022 and is outstanding as of immediately prior to the Effective Time (each, a “Pre-2023 RSU”) shall remain at Kellanova and on the same terms and conditions (including with respect to vesting and settlement) after the Effective Time as were applicable to such Pre-2023 RSU immediately prior to the Effective Time; provided, however, that, from and after the Effective Time, (I) the number of Kellanova Shares subject to such Pre-2023 RSU shall be equal to the product of (x) the number of Kellanova Shares subject to the Pre-2023 RSU immediately prior to the Effective Time, multiplied by (y) the Kellanova Ratio, and (II) each Pre-2023 RSU shall continue to vest based on the holder’s continued service with the applicable Post-Separation Employer through the applicable vesting date(s).

(c) 2023 RSU Awards. Each Kellanova RSU Award that was granted on or after June 21, 2022 and is outstanding as of immediately prior to the Effective Time (each, a “2023 RSU”) shall be subject to the following treatment:

(i) Kellanova Group Employee. If the holder is a Kellanova Group Employee, such 2023 RSU shall remain at Kellanova on the same terms and conditions (including with respect to vesting and settlement) after the Effective Time as were applicable to such 2023 RSU immediately prior to the Effective Time; provided, however, that, from and after the Effective Time, the number of Kellanova Shares subject to such 2023 RSU shall be equal to the product of (x) the number of Kellanova Shares subject to the 2023 RSU immediately prior to the Effective Time, multiplied by (y) the Kellanova Ratio.

(ii) WKKC Group Employee. If the holder is a WKKC Group Employee, such 2023 RSU shall be converted, as of the Effective Time, into a WKKC RSU Award on the same terms and conditions (including with respect to vesting and settlement) after the Effective Time as were applicable to the corresponding 2023 RSU immediately prior to the Effective Time; provided, however, that (I) from and after the Effective Time, the number of WKKC Shares subject to such WKKC RSU Award shall be equal to the product of (A) the number of Kellanova Shares subject to the corresponding 2023 RSU immediately prior to the Effective Time, multiplied by (B) the WKKC Ratio, and (II) such WKKC RSU Award shall continue to vest based on the holder’s continued service with WKKC Group through the applicable vesting date(s).

(d) Other RSU Awards. Each Retention RSU Award shall be subject to the treatment specified in Schedule 4.02(d).

(e) Pre-2023 PSU Awards. Each Kellanova PSU Award that was granted prior to June 21, 2022 and is outstanding as of immediately prior to the Effective Time (each, a “Pre-2023 PSU”) shall (whether the holder is a Kellanova Group Employee or WKKC Group Employee), remain at Kellanova on the same terms and conditions (including with respect to time-based vesting conditions and settlement) after the Effective Time as were applicable to such Pre-2023 PSU immediately prior to the Effective Time; provided, however, that, from and after the Effective Time, (I) the number of Kellanova Shares subject to such Pre-2023 PSU shall be equal to the product of (x) the number of Kellanova Shares subject to the Pre-2023 PSU immediately prior to the Effective Time, multiplied by (y) the Kellanova Ratio, with the number of Kellanova Shares ultimately provided upon settlement (if any) based on the achievement of actual performance through the Effective Time, as determined by the Kellanova Compensation Committee in its sole discretion, (II) each Pre-2023 PSU shall vest solely based on the holder’s continued service with the applicable Post-Separation Employer through the applicable vesting date(s) (and, for the avoidance of doubt, no longer remain subject to any performance-based vesting conditions following the Effective Time) and (III) each Pre-2023 PSU held by a Kellanova Group Employee or WKKC Group Employee that experiences a termination of service and is eligible for pro-rata vesting in accordance with the terms of such Pre-2023 PSU, as applicable, shall be pro-rated based on the number of days such individual was employed during the original performance period (and not through the Effective Time).

(f) 2023 PSU Awards. Each Kellanova PSU Award that was granted on or after June 21, 2022 and is outstanding as of immediately prior to the Effective Time (each, a “2023 PSU”) shall be subject to the following treatment:

(i) Kellanova Group Employee. If the holder is a Kellanova Group Employee, such 2023 PSU shall remain at Kellanova on the same terms and conditions (including with respect to time-based vesting conditions and settlement) after the Effective Time as were applicable to such 2023 PSU immediately prior to the Effective Time; provided, however, that, (I) from and after the Effective Time, the number of Kellanova Shares subject to such 2023 PSU shall be equal to the product of (x) the target number of Kellanova Shares subject to the 2023 PSU immediately prior to the Effective Time, multiplied by (y) the Kellanova Ratio, (II) the performance period applicable to such 2023 PSU will continue to apply after the Effective Time and the Kellanova Compensation Committee will have discretion to adjust the performance goals to reflect the Internal Reorganization and the Distribution in accordance with the terms of the applicable award agreement, and (III) each Earned Kellanova PSU or 2023 PSU, as applicable, shall continue to vest based on the holder’s continued service with the Kellanova Group through the applicable vesting date(s) and settled on the current applicable settlement date(s).

(ii) WKKC Group Employee. If the holder is a WKKC Group Employee, such 2023 PSU shall be converted, as of the Effective Time, into a WKKC PSU Award and on the same terms and conditions (including with respect to time-based vesting conditions and settlement) after the Effective Time as were applicable to such 2023 PSU immediately prior to the Effective Time; provided, however, that (I) from and after the Effective Time, the number of WKKC Shares subject to such WKKC PSU Award shall be equal to the product of (x) the target number of Kellanova Shares subject to the corresponding 2023 PSU immediately prior to the Effective Time, multiplied by (y) the WKKC Ratio, (II) the performance period applicable to such 2023 PSU will, in the discretion of the WKKC Compensation Committee, either (A) be terminated as of the Effective Time, in which case, the number of WKKC Shares subject to the corresponding 2023 PSU will be calculated based on performance through the Effective Time, as determined by the Kellanova Compensation Committee in its sole discretion (each, an “Earned WKKC PSU”), or (B) continue to apply after the Effective Time, in which case, the WKKC Compensation Committee will have discretion to make adjustments to the performance goals to reflect the

Internal Reorganization and the Distribution, in either case, in accordance with the terms of the applicable award agreement, and (III) from and after the Effective Time, each Earned WKKC PSU or 2023 PSU, as applicable, shall continue to vest based on the holder’s continued service with WKKC Group through the applicable vesting date(s) and settled on the current applicable settlement date(s).

(g) Miscellaneous Award Terms.

(i) None of the Internal Reorganization, the Distribution or any employment transfer described in Section 3.01(a) shall constitute, in and of itself, a termination of employment for any WKKC Group Employee or Kellanova Group Employee for purposes of any Post-Separation Kellanova Award or any WKKC Award.

(ii) After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Kellanova LTIP applicable to such award, (x) with respect to Post-Separation Kellanova Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Kellanova LTIP, and (y) with respect to WKKC Awards, shall be deemed to refer to a “Change in Control” as defined in the WKKC LTIP.

(h) Settlement; Tax Reporting and Withholding.

(i) After the Effective Time, Post-Separation Kellanova Awards, regardless of by whom held, shall be settled by Kellanova, and WKKC Awards shall be settled by WKKC. Following the Effective Time, if any Post-Separation Kellanova Award shall fail to become vested, such Post-Separation Kellanova Award shall be forfeited to Kellanova, and if any WKKC Award shall fail to become vested, such WKKC Award shall be forfeited to WKKC.

(ii) Unless otherwise required by applicable Laws, (A) WKKC shall be responsible for all income, payroll, fringe benefit, social insurance, payment on account, or other taxes related to or otherwise owed on income of WKKC Group Employees related to WKKC Awards or Post-Separation Kellanova Awards, and Kellanova shall be responsible for all income, payroll, fringe benefit, social insurance, payment on account, or other taxes related to or otherwise owed on income of Kellanova Group Employees related to Post-Separation Kellanova Awards; (B) upon vesting or settlement of WKKC Awards, WKKC shall be solely responsible for ensuring the satisfaction of all applicable tax withholding requirements and employer tax on behalf of each WKKC Group Employee and for ensuring the collection and remittance of any employee withholding taxes to the Kellanova Group with respect to each WKKC Group Employee (with Kellanova Group being responsible for remittance of any applicable employee withholding taxes and payment and remittance of the applicable employer taxes relating to Kellanova Group Employees to the applicable Governmental Authority); (C) upon the vesting or settlement of Post-Separation Kellanova Awards, Kellanova shall be solely responsible for ensuring the satisfaction of all applicable tax withholding requirements on behalf of each Kellanova Group Employee and for ensuring the collection and remittance of any employee withholding taxes to the WKKC Group with respect to each WKKC Group Employee (with the WKKC Group being responsible for remittance of any applicable employee withholding taxes and payment and remittance of the applicable employer taxes relating to WKKC Group Employees to the applicable Governmental Authority); (D) following the Effective Time, Kellanova shall be responsible for all income tax reporting in respect of Post-Separation Kellanova Awards and Kellanova Non-Employee Directors, and WKKC will be responsible for all income tax reporting in respect of Post-Separation Kellanova Awards and WKKC Awards held by WKKC Group Employees. Notwithstanding the foregoing, to the extent necessary (and permissible) to effectuate the foregoing, either Kellanova or WKKC may act as agent for the other Party by remitting amounts withheld in relation to WKKC Awards or Post-Separation Kellanova Awards to the applicable Governmental Authority.

(iii) Without limiting the generality of Section 3.01(f), Kellanova shall be responsible for all Liabilities associated with awards that relate to Kellanova Shares following the Effective Time, and WKKC shall be responsible for all Liabilities associated with awards that relate to WKKC Shares following the Effective Time. In the event the treatment specified in this Section 4.02(h)(iii) does not comply with applicable Law or results in the Party who bore the economic Liability associated with the award not being the Party entitled to the corresponding tax deduction under applicable Law, the Parties agree to negotiate in good faith an alternative treatment that complies with applicable Law and does not result in such adverse economic consequence to a Party.

(i) Cooperation. Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner, (i) exercises of vested Kellanova Option Awards, (ii) the vesting and forfeiture of unvested Post-Separation Kellanova Awards and (iii) the withholding and reporting requirements with respect to Post-Separation Kellanova Awards and WKKC Awards. To the extent necessary, each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for vesting and forfeiture of awards and Tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

(j) Registration and Other Regulatory Requirements. WKKC agrees to file the appropriate registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the WKKC Shares authorized for issuance under the WKKC LTIP, as required pursuant to the Securities Act, no later than the Effective Time and in any event before the date of issuance of any WKKC Shares pursuant to the WKKC LTIP. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(j), including, to the extent applicable, compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions. Kellanova agrees to facilitate the adoption and approval of the WKKC LTIP.

Section 4.03 Employee Stock Purchase Plans.

(a) Establishment of WKKC ESPP. (i) Prior to the Effective Time, WKKC shall adopt the WKKC ESPP that will become effective as of the Effective Time and have the same terms as the Kellanova ESPP, except for changes as are necessary and appropriate to reflect the Internal Reorganization and the Distribution and such other changes, modifications or amendments to the WKKC ESPP as may be required by applicable Law, (ii) effective as of the Effective Time, any participant in the Kellanova ESPP who is a WKKC Group Employee shall become a participant in the WKKC ESPP (each, a “WKKC ESPP Participant”) and shall cease participating under the Kellanova ESPP and no longer be eligible to exercise a right to purchase Kellanova Shares under the Kellanova ESPP, (iii) all amounts previously credited by WKKC ESPP Participants under the Kellanova ESPP shall be assumed by WKKC Group at the Effective Time and credited to each WKKC ESPP Participant’s account under the WKKC ESPP, and WKKC Group shall continue to withhold the same amounts of contributions as applied under the Kellanova ESPP to the applicable WKKC ESPP Participant as of immediately prior to the Effective Time, and (iv) unless the WKKC ESPP Participant has otherwise requested a refund of their account balance, elected to withdraw their contributions or opted out of participating in the WKKC ESPP, each WKKC ESPP Participant’s account balance will be used to purchase WKKC Shares under the WKKC ESPP at the end of the first purchase period under the WKKC ESPP.

(b) Elections under the ESPP. Kellanova and WKKC shall use their reasonable best efforts to cooperate to facilitate: (i) the carryover of current elections made by each WKKC Group Employee in effect under the Kellanova ESPP to the WKKC ESPP and (ii) the transfer of contributions associated with such elections from the Kellanova ESPP to the WKKC ESPP for any WKKC Group Employees that have not otherwise requested refunds of their account balances or opted out of participating in the WKKC ESPP.

(c) Tax Reporting and Deductions. Following the Effective Time, the Kellanova Group shall be responsible for all income, payroll and other tax reporting in respect of Kellanova Shares issued (or WKKC Shares received in respect of Kellanova Shares) under the Kellanova ESPP to the extent permitted by applicable Law.

Section 4.04 Non-Equity Incentive Plans.

(a) WKKC Group Annual and Short-Term Incentives. From and after the CIC Date, the WKKC Group shall assume or retain all Liabilities with respect to all non-equity incentive awards, bonuses and commissions that would otherwise be payable to WKKC Group Employees.

(i) WKKC 2023 Annual Bonuses. For all 2023 annual bonus opportunities in respect of the WKKC Group Employees under the Kellanova AIP (the “WKKC 2023 Annual Bonuses”), (x) the Kellanova Compensation Committee will determine in its sole discretion the level of performance achieved based on actual performance through the Effective Time (such earned amount, as pro-rated to reflect the date in which the Effective Time occurs during the calendar year, the “Pre-Distribution Earned Amounts”), (y) on, or as soon as practicable following, the Effective Time, WKKC Group shall assume and be solely responsible for the accrued Pre-Distribution Earned Amounts for WKKC Employees, and (z) following the Effective Time, the WKKC Compensation Committee

shall determine, with respect to the WKKC 2023 Annual Bonuses and any remaining performance period thereunder (the “Remaining 2023 Performance Period”), (I) whether to implement additional or alternative, or make any adjustments to, performance criteria following the Effective Time for the Remaining 2023 Performance Period, and if so, determine in its sole discretion the extent to which such performance criteria have been met for the Remaining 2023 Performance Period, and (II) the payment level for each WKKC Group Employee under the Remaining 2023 Performance Period; provided, that, notwithstanding the foregoing, if the WKKC Group Employee remains employed with the WKKC Group through the end of the 2023 performance year, the amount paid in respect of any earned WKKC 2023 Annual Bonus shall be no less than such WKKC Group Employee’s Pre-Distribution Earned Amount. All WKKC 2023 Annual Bonus payments will be made by at the same time that annual bonuses are typically made by Kellanova in the ordinary course in the first quarter of the 2024 calendar year.

(ii) WKKC Group Commissions. WKKC Group Employees may continue to earn and/or receive commission or other similar sale-based bonuses under the Kellanova Sales Incentive Plans (collectively, the “Commissions”) in accordance with their terms thereof; provided, that, any adjustments to the terms of any Commissions in respect of the third and fourth quarters of the 2023 calendar year (if any) shall be made by, and, if earned, paid by, the WKKC Group, and, for the avoidance of doubt, any such Commissions shall be deemed a WKKC Liability.

(b) Kellanova Group Annual Incentive Awards. The Kellanova Group shall retain all Liabilities with respect to any non-equity incentive awards, bonuses and commissions payable to Kellanova Group Employees and such non-equity incentive awards, bonuses and commissions shall continue to remain subject to their terms, unless adjusted by Kellanova in its discretion.

(c) WKKC Cash Incentive Plans. The WKKC Cash Incentive Plans shall be established following the Effective Time, depending on the date in which the Effective Time occurs, and shall have terms and opportunities that are comparable to those in effect as of immediately prior to the Effective Time under the corresponding Kellanova Cash Incentive Plan, except for any changes that are necessary and appropriate to reflect the Internal Reorganization and the Distribution and such other changes, modifications or amendments that may be required by applicable Law.

(d) Retention Bonuses. Following the Effective Time, the WKKC Group will make any Retention Bonus payments that have been earned by WKKC Group Employees in connection with the First Payment Event (as defined in the applicable Retention Agreement) in accordance with, and subject to, the terms of the applicable Retention Agreement(s).

Section 4.05 Director Compensation. Kellanova shall be responsible for the payment of any fees for service on the Kellanova Board, and WKKC shall not have any responsibility for any such payments. With respect to any WKKC non-employee director, WKKC shall be responsible for the payment of any fees for service on the WKKC Board and Kellanova shall not have any responsibility for any such payments. No later than the Effective Time, the Nominating and Governance Committee of the Kellanova Board will adopt the director compensation policy for the WKKC Board that will be ratified by the WKKC Board and apply to WKKC non-employee directors following the Effective Time.

ARTICLE V

U.S. RETIREMENT PLANS

Section 5.01 Kellanova Defined Benefit Plan. Kellanova shall retain the Kellanova Defined Benefit Plans and Canadian Defined Benefit Plans; and no member of the WKKC Group shall assume or retain any Liability with respect to the Kellanova Defined Benefit Plans or Canadian Defined Benefit Plans. Following the Effective Time, no WKKC Group Employee shall be credited with any additional service under the Kellanova Defined Benefit Plans; except that for purposes of vesting and eligibility for early retirement subsidies only, any WKKC Group Employee participating in the Kellanova Company Pension Plan immediately prior to the Effective Time who does not take a distribution of his or her benefit from the Kellanova Company Pension Plan shall receive credit for his or her continuous service with WKKC Group on and after the Effective Time solely for purposes of vesting and early retirement subsidies, until such time as Kellanova determines otherwise.

Section 5.02 Kellanova Nonqualified Defined Benefit Plans.

(a) Retention of Liabilities. Kellanova shall retain the Kellanova Nonqualified Defined Benefit Plans as of the Effective Time and no member of the WKKC Group shall assume or retain any Liability with respect to the Kellanova Nonqualified Defined Benefit Plans. Following the Effective Time, no WKKC Group Employee shall be credited with any additional service under the Kellanova Nonqualified Defined Benefit Plans; except that for purposes of vesting and eligibility for early retirement subsidies only, any WKKC Group Employee participating in the Kellanova Supplemental Savings & Retirement Plan (Restoration Plan) immediately prior to the Effective Time who does not take a distribution of his or her benefit from the Kellanova Supplemental Savings & Retirement Plan (Restoration Plan) shall receive credit for his or her continuous service with WKKC Group on and after the Effective Time solely for purposes of vesting and early retirement subsidies, until such time as Kellanova determines otherwise.

(b) Cooperation. Following the Effective Time, WKKC shall, or shall cause a member of the WKKC Group or the WKKC Group Employee, as applicable, to, notify and cooperate with Kellanova as soon as possible in advance of, or following, any event that would trigger vesting, funding and/or payment under the applicable Kellanova Nonqualified Defined Benefit Plan on or after the Effective Time in respect of any WKKC Group Employee who participates in the Kellanova Nonqualified Defined Benefit Plans (including, for example and without limitation, when any such WKKC Group Employee experiences a “separation from service” within the meaning of Section 409A of the Code).

Section 5.03 WKKC Defined Contribution Retirement Plans.

(a) Establishment of Plan. Prior to the Effective Time, WKKC shall or shall cause the members of the WKKC Group to adopt or establish a defined contribution retirement plan which shall be intended to meet the tax qualification requirements of Section 401(a) of the Code and the Puerto Rico Code (the “WKKC Savings & Investment Plan”). Effective as of the Effective Time,

WKKC shall or shall cause the members of the WKKC Group to adopt or establish defined contribution retirement plans for WKKC Group Employees based in Canada (the “WKKC Canada Defined Contribution Plans”), including a defined contribution pension plan, registered retirement savings plan, deferred profit sharing plan, non-registered retirement savings plan and tax-free savings components.

(b) Transfer of Account Balances. Either prior to or as soon as practicable after the Effective Time, Kellanova shall cause the trustee of the Kellanova 401(k) Plan to transfer from the trust which forms a part of the Kellanova 401(k) Plan to the WKKC Savings & Investment Plan, the account balances of active WKKC Group Employees who are salaried or non-union hourly employees (U.S. and Puerto Rico) under the Kellanova 401(k) Plan, determined as of the date of the transfer. Unless otherwise agreed by the parties, such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any Asset and Liability transfers pursuant to this Section 5.03 shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code and if required, shall be made not less than 30 days after Kellanova shall have filed the notice under Section 6058(b) of the Code. The parties agree that to the extent that any Assets are not transferred in kind, the Assets transferred will be mapped into an appropriate investment vehicle which may include the WKKC Savings & Investment Plan’s qualified default investment alternative. As soon as practicable after the Effective Time and in accordance with applicable law, Kellanova shall cause the relevant trustees to transfer account balances of active WKKC Group Employees (Canada) to the analogous WKKC Canada Defined Contribution Plans through a trust-to-trust transfer, including any defined contribution account balances for active WKKC Group Employees (Canada) held in hybrid defined contribution/defined benefit plans.

(c) Transfer of Liabilities. Effective as of the CIC Date but subject to the Asset transfer specified in Section 5.03(b) above, the WKKC Savings & Investment Plan shall assume and be solely responsible for all the Liabilities for or relating to active WKKC Group Employees who are salaried or non-union hourly employees (U.S. and Puerto Rico) under the Kellanova 401(k) Plan. WKKC shall be responsible for all ongoing rights of or relating to WKKC Group Employees who are salaried or non-union hourly employees (U.S. and Puerto Rico) for future participation (including the right to make payroll deductions) in the WKKC Savings & Investment Plan.

(d) Belleville Defined Contribution Plan. WKKC shall cause the WKKC Group to assume and accept sponsorship and all assets and liabilities under The Retirement Income Plan for Employees of Kellogg Canada Inc. (Belleville Location).

Section 5.04 No Distributions. No WKKC Group Employee shall be entitled to a right to a distribution of his or her benefit under the Kellanova 401(k) Plan as a result of the Internal Reorganization, Distribution or the assignment of his or her transfer of employment contemplated by Section 3.01.

ARTICLE VI

NONQUALIFIED DEFERRED COMPENSATION PLANS

(a) Establishment of WKKC Deferred Compensation Plans. Effective as of no later than the Effective Time (the “Liability Retention Date”), the WKKC Group shall establish the WKKC Deferred Compensation Plans, each of which shall have substantially the same terms as the terms of the corresponding Kellanova Deferred Compensation Plan in effect as of immediately prior to the Liability Retention Date. The Kellanova Group shall retain all Liabilities and account balances relating to WKKC Group Employees that are incurred or accrued under the Kellanova Deferred Compensation Plans on and prior to the Liability Retention Date. The WKKC Group shall assume or retain any Liabilities and account balances relating to WKKC Group Employees that are incurred or accrued under the WKKC Deferred Compensation Plans following the Liability Retention Date. Notwithstanding the foregoing, WKKC may make such changes, modifications or amendments to the WKKC Deferred Compensation Plans as may be required by applicable Law or as are necessary and appropriate to reflect the Internal Reorganization and Distribution or as WKKC otherwise determines to be advisable; provided, that, any such modifications shall made in a manner that is compliant with Code Section 409A.

(b) Kellanova Nonqualified Plans. From and after the Effective Time, no WKKC Group Employees shall participate in or accrue any benefits under the Kellanova Deferred Compensation Plans, and Kellanova shall continue to be responsible for Liabilities in respect of Kellanova Group Employees and Kellanova Non-Employee Directors under the Kellanova Deferred Compensation Plans. The Kellogg Company Executive Compensation Deferred Plan (as amended and restated from time to time) and the Kellanova Non-Employee Directors DCP shall also be subject to the terms set forth in Schedule 6(b).

(c) Distributions; Cooperation. The parties acknowledge that none of the transactions contemplated by this Agreement, the Separation Agreement or any Transaction Document will, in and of itself, trigger a payment or distribution of compensation under the Kellanova Deferred Compensation Plans or the WKKC Deferred Compensation Plans. Kellanova and the WKKC Group shall cooperate to ensure that any distributions made under the Kellanova Deferred Compensation Plans or the WKKC Deferred Compensation Plans are made in a timely manner. Following the Effective Time, WKKC shall, or shall cause a member of the WKKC Group or the WKKC Group Employee, as applicable, to, notify and cooperate with Kellanova as soon as possible in advance of, or following, any event that would trigger vesting, funding and/or payment under the applicable Kellanova Deferred Compensation Plan on or after the Effective Time in respect of any WKKC Group Employee who participates in the Kellanova Deferred Compensation Plans (including, for example and without limitation, when any such WKKC Group Employee experiences a “separation from service” within the meaning of Section 409A of the Code).

ARTICLE VII

OTHER BENEFIT PLANS

Section 7.01 Welfare Plans.

(a) Establishment of WKKC Welfare Plans. Except as otherwise provided in this Article VII, no later than the Effective Time (such applicable date of establishment, the “WKKC Mirrored Welfare Plans Effective Date”), WKKC shall, or shall cause the members of the WKKC Group to, establish the WKKC Welfare Plans that generally correspond to the Kellanova Welfare Plans in which such WKKC Group Employees in the United States and Canada participated immediately prior to such date (the “WKKC Mirrored Welfare Plans”), including any post-termination or post-retirement welfare plans, as necessary.

(b) Flexible Spending Accounts. Kellanova and WKKC shall use commercially reasonable efforts to ensure that, no later than the Effective Time, any health or dependent care flexible spending accounts of WKKC Employees under Kellanova Welfare Plans are transferred from the Kellanova Welfare Plans to the corresponding WKKC Mirrored Welfare Plans.

(c) Post-Retirement Plan for Belleville. WKKC shall or shall cause the WKKC Group to assume sponsorship and all liabilities under the Belleville Postretirement plan.

(d) Voluntary Employees’ Beneficiary Association (VEBA). Prior to the Effective Time, Kellanova shall divide the assets under the Kellanova Company Retiree Employees’ Welfare Benefit Trust for Collectively Bargained Employees and transfer a portion of such assets to a new voluntary employees’ beneficiary association established under Section 501(c)(9) of the Code sponsored by WKKC or an affiliate of WKKC. Such transfer of assets shall be in accordance with applicable law and with asset division methodology determined in Kellanova’s discretion.

Section 7.02 Vacation, PTO, Holidays and Leaves of Absence. On or before the Effective Time, WKKC shall, or shall cause the members of the WKKC Group to, establish the WKKC PTO Policies, which shall have terms substantially similar in all material respects to those of the corresponding Kellanova Benefit Plans. Subject to the occurrence of the Effective Time, (a) the WKKC Group shall assume and/or retain all Liabilities with respect to vacation, paid time off, holiday, annual leave or other leave of absence, and required payments related thereto, for each WKKC Group Employee (including with respect to any WKKC Group Employees who appropriately elect to be paid out in cash for accrued, unused vacation amounts at the time of their transfer from the Kellanova Group to the WKKC Group), unless otherwise required by applicable Law, and (b) the Kellanova Group shall assume and/or retain all Liabilities with respect to vacation, paid time off, holiday, annual leave or other leave of absence, and required payments related thereto, for each Kellanova Group Employee (including with respect to any Kellanova Group Employees who appropriately elect to be paid out in cash for accrued, unused vacation or paid time off amounts at the time of their transfer from the WKKC Group to the Kellanova Group), unless otherwise required by applicable Law. Notwithstanding the foregoing, (i) in the event that any WKKC Group Employee transfers to the Kellanova Group following the Effective Time, the Kellanova Group shall not be obligated to assume any Liabilities addressed in this Section 7.02 with respect to such Employee and (ii) in the event that any Kellanova Group Employee transfers to the WKKC Group following the Effective Time, the WKKC Group shall not be obligated to assume any Liabilities addressed in this Section 7.02 with respect to such Employee. Without limiting the generality of Section 9.02, WKKC may modify the terms of the WKKC PTO Policies as it deems necessary and appropriate to comply with applicable Laws.

Section 7.03 Severance and Unemployment Compensation. As of or before the Effective Time, WKKC shall, or shall cause the members of the WKKC Group to, establish the WKKC Severance Plan, which shall have the same terms as those of the corresponding Kellanova Benefit Plan. Subject to the occurrence of the Effective Time, (a) the WKKC Group shall retain any and all Liabilities to, or relating to, WKKC Group Employees in respect of severance and unemployment compensation, regardless of when the event giving rise to the Liability occurred, and (b) the Kellanova Group shall retain any and all Liabilities to, or relating to, Kellanova Group Employees in respect of severance and unemployment compensation, regardless of when the event giving rise to the Liability occurred. Without limiting the generality of Section 9.02, WKKC may modify the terms of the WKKC Severance Plan as it deems necessary and appropriate to comply with applicable Laws. Notwithstanding the terms of this Agreement, Kellanova Group hereby assigns, or causes the applicable member of the Kellanova Group to assign, to WKKC or the applicable member of the WKKC Group (as designated by WKKC), the Belleville Severance Plan, as may be amended from time to time, and all related Liabilities thereunder, which assignment shall be effective as of the Effective Time.

Section 7.04 Workers’ Compensation. With respect to claims for workers’ compensation, (a) the WKKC Group shall be responsible for claims in respect of WKKC Group Employees that are incurred on or after the CIC Date (or, for the WKKC Group Employees based in Canada, on or after the Effective Time) and (b) the Kellanova Group shall be responsible for all claims in respect of Kellanova Group Employees, whether occurring before, at or after the CIC Date and for WKKC Group Employees for occurrences prior to the CIC Date (or, for the WKKC Group Employees based in Canada, prior to the Effective Time). The treatment of workers’ compensation claims by WKKC with respect to Kellanova insurance policies shall be governed by Section 5.1 of the Separation Agreement.

ARTICLE VIII

NON-U.S. EMPLOYEES

All actions taken under this Agreement with respect to benefits and Liabilities related to WKKC Group Employees and Kellanova Group Employees who are residents outside of the United States or otherwise subject to non-U.S. Law shall be subject to and accomplished in accordance with the applicable Laws of such jurisdictions (including as required by any applicable Labor Agreement). Except as otherwise expressly set forth in this Agreement, in the event that such applicable non-U.S. Law does not require the Kellanova Group and/or the WKKC Group to take any specific action with respect to any such benefit or Liability, such benefits and Liabilities shall be treated in the same manner as those related to WKKC Group Employees and Kellanova Group Employees who are residents of the United States and who are not subject to non-U.S. Law. For the avoidance of doubt, the Parties shall, in consultation with each other, have the authority to adjust any treatment described in this Agreement with respect to WKKC Group Employees and Kellanova Group Employees who are located outside of the United States in order to ensure compliance with applicable non-U.S. Laws and Labor Agreements and/or to preserve the tax benefits provided under local tax Law prior to the Effective Time; provided that the Parties shall take all necessary action to otherwise preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement. For the avoidance of doubt, any benefit or compensation plan, policy, program, arrangement or agreement shall be operated in accordance with applicable non-U.S. Law.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Information Sharing and Access.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, each of Kellanova and WKKC (acting directly or through members of the Kellanova Group or the WKKC Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under stock plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent not already accomplished prior to the Effective Time, as soon as practicable at or after the Effective Time, the Kellanova Group shall transfer to the WKKC Group copies of any and all employment records (including any Forms I-9, Forms W-2 or other IRS forms) with respect to WKKC Group Employees (including WKKC Delayed Transfer Employees) and other records reasonably required by the WKKC Group to enable the WKKC Group properly to carry out its obligations under this Agreement; provided, that the Kellanova Group shall retain the original copies of such records as and to the extent permitted by applicable Law; provided, further, that to the extent any WKKC Delayed Transfer Employee does not transfer to the WKKC Group in the manner contemplated in Section 3.03 above, the WKKC Group shall be obligated to timely delete all copies of such records. To the extent permitted by applicable Law, each Party shall permit the other Party reasonable access to the WKKC Group Employee or Kellanova Group Employee-related records, as applicable, in accordance with Article VI of the Separation Agreement, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder, including pursuant to Article II hereof and as set forth in Section 9.01(c) below. Each of the Kellanova Group and WKKC Group shall materially comply with applicable Law and internal policy regarding the retention, destruction, transfer, copying, and permission of access to WKKC Group Employee and Kellanova Group Employee-Related information.

(c) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, WKKC Group Employee-related and Kellanova Group Employee-related and benefit plan files and information on regular timetables and cooperate as needed with respect to (i) any claim by a Former Dedicated Employee which shall be considered a WKKC Liability pursuant to Section 2.01(a) of this Agreement, (ii) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iv) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor, U.S. Securities Exchange Commission or any other Governmental Authority and (v) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(d) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to WKKC Group Employees and Kellanova Group Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation Agreement and the requirements of applicable Law.

Section 9.02 Preservation of Rights to Amend. Except as specifically set forth in this Agreement, the rights of each member of the Kellanova Group and each member of the WKKC Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 9.03 Fiduciary Matters. Kellanova and WKKC each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.04 Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.05 Reimbursement of Costs and Expenses. The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) as soon as practicable, but in any event within 30 days of receipt of an invoice detailing all costs, expenses and other Liabilities paid or incurred by the Requesting Party (or any of its Affiliates), and any other substantiating documentation as the other Party shall reasonably request, that are, or have been made pursuant to this Agreement, the responsibility of the other Party (or any of its Affiliates).

Section 9.06 Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 9.07 Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Without limiting the generality of the foregoing, (a) nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan and (b) the provisions of this Agreement are solely for the benefit of the Parties, and no WKKC Group Employee, Kellanova Group Employee, or current or former officer, director, candidate for employment, agent, independent contractor, service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 9.08 Incorporation of Separation Agreement ProvisionsSection 9.09 . Article X of the Separation Agreement is incorporated herein by reference and shall apply to this Agreement as if set forth herein mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

[Signature Page to Employee Matters Agreement]